Exhibit 99.1

Isis Pharmaceuticals’ Contacts:

Kristina Lemonidis	Amy Blackley, Ph.D.
Associate Director, Investor Relations	Manager, Corporate Communications
760-603-2490	760-603-2772

Isis Announces Equity Investment in Ibis Biosciences Subsidiary by Abbott; Option Acquired to Purchase Remaining Ibis Equity

•                  Conference call webcast Thursday January 31, 2008, 8:30 a.m. EST at www.isispharm.com

CARLSBAD, Calif., January 31, 2008 –Isis Pharmaceuticals, Inc. (NASDAQ: ISIS) announced today that Abbott is investing up to $40 million in Ibis Biosciences, Inc., an Isis subsidiary. The investment will allow Ibis to further develop the Ibis T5000™ Biosensor System, which offers a unique solution for rapid identification and characterization of infectious agents that can identify virtually all bacteria, viruses and fungi, and can provide information about drug resistance, virulence and strain type of these pathogens within a few hours.

Under the terms of the agreement, Abbott will initially acquire approximately 10.25 percent of the equity in Ibis for $20 million.  Abbott will have the right to invest an additional $20 million before July 31, 2008 for a total of 18.6 percent of Ibis equity.  Abbott will also receive an exclusive option to purchase the remaining equity in Ibis for an additional $175 to $195 million through June 30, 2009 plus an earn out tied to achievement of certain cumulative sales.  The option exercise price can increase to up to $190 to $210 million with Ibis’ successful completion of pre-negotiated milestones.

“This investment by Abbott reflects the significant value we have built through our Ibis business,” said Michael Treble, President of Ibis.  “We have been successful in commercializing our products for various government, epidemiology and clinical research applications, and we are excited about expanding our markets to hospital based infections and, eventually, to diagnostics.  We believe that this investment will allow us to accelerate the evolution of the Ibis technology to address our biggest market opportunity: clinical diagnostics.”

“Ibis is a tangible example of the value of the innovation taking place at Isis and of our strategy,” said B. Lynne Parshall, COO and CFO of Isis.  “The investment by Abbott provides Ibis the funding to take the key next steps in enhancing its value.  Because of the transaction structure, even if the option is exercised, Isis shareholders will continue to benefit from Ibis’ success through the earn out provision.  As a result we believe this is a very attractive transaction for Isis shareholders.”

Conference Call

At 8:30 a.m. Eastern Standard Time today, January 31, 2008, Isis will conduct a live webcast conference call to discuss this transaction.  Interested parties may access the webcast at http://www.isispharm.com or listen to the call by dialing 877-440-5796.  A webcast replay will be available for a limited time at the same address.

ABOUT IBIS T5000 BIOSENSOR SYSTEM AND IBIS BIOSCIENCES, INC.

Ibis Biosciences, Inc., a majority-owned subsidiary of Isis Pharmaceuticals, has developed and is commercializing the Ibis T5000™ Biosensor System for rapid identification and characterization of infectious agents.  The Ibis T5000 is currently intended for research use only and not for use in diagnostic procedures.  It is capable of identifying virtually all bacteria, viruses and fungi, and can provide information about drug resistance, virulence and strain type of these pathogens.  Commercial applications for the Ibis T5000 Biosensor System include epidemiologic surveillance, monitoring of pandemic diseases, identification of emerging or previously unknown pathogens, forensic characterization of human samples, identification of sources of hospital-associated infections, and, in the future, human infectious disease diagnostics.  Ibis develops, manufactures and markets Ibis T5000 instruments and assay kits, including through its partner, Bruker Daltonics, a subsidiary of Bruker BioSciences Corporation.  Additional information about Ibis can be found by selecting the Ibis link from Isis’ homepage at www.isispharm.com.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners.  The Company has successfully commercialized the world’s first antisense drug and has 18 drugs in development.  Isis’ drug development programs are focused on treating cardiovascular and metabolic diseases.  Isis’ partners are developing antisense drugs invented by Isis to treat a wide variety of diseases.  Ibis Biosciences, Inc., Isis’ majority-owned subsidiary, is developing and commercializing the Ibis T5000™ Biosensor System, a revolutionary system to identify infectious organisms.  Isis is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development and commercialization of microRNA therapeutics.  As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,500 issued patents worldwide.  Additional information about Isis is available at www.isispharm.com.

This release includes forward-looking statements regarding Abbott’s investment in Isis’ subsidiary, Ibis, and the development and commercialization of the Ibis T5000 Biosensor System and Ibis’ technology.  Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals or projections.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, in developing and commercializing systems to identify infectious organisms that are effective and commercially attractive, and in the endeavor of building a business around such products.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2006, and its quarterly report on Form 10-Q for the quarter ended September 30, 2007, which are on file with the SEC.  Copies of this and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Isis,” “Company,” “we,” “our,” and “us” refers to Isis Pharmaceuticals and its subsidiaries.

Isis Pharmaceuticals is a registered trademark of Isis Pharmaceuticals, Inc.  Ibis Biosciences and Ibis T5000 are trademarks of Ibis Biosciences, Inc.  Regulus Therapeutics is a trademark of Regulus Therapeutics LLC.

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